Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor Relations:
Mel Stephens
(248) 447-1624

Media:
Andrea Puchalsky
(248) 447-1651
Lear Announces Executive Promotions in Finance and Administration
     Southfield, Mich., August 22, 2006 — Lear Corporation [NYSE: LEA], one of the world’s largest automotive interior systems suppliers, today announced the following executive promotions in Finance and Administration:
     Daniel A. Ninivaggi is promoted to Executive Vice President, Secretary & General Counsel. In this new role, Dan will serve as Chief Administrative Officer and have direct oversight responsibility for the Company’s strategic planning process, including Corporate Development as well as Tax, Treasury, Risk Management and Investor Relations. Dan will report to Robert E. Rossiter, Lear Chairman and Chief Executive Officer.
     Vice Chairman James H. Vandenberghe will continue as the Company’s Chief Financial Officer and directly oversee the functions of Operational Finance, Human Resources, Corporate Communications and Information Technology. Douglas G. DelGrosso, President and Chief Operating Officer, will continue to oversee the Company’s Global Operations.
     Matthew J. Simoncini, Vice President of Global Finance, and the Company’s Chief Accounting Officer, is promoted to Senior Vice President, Operational Finance. In addition to his previous responsibilities, Matt will have an expanded role as part of Lear’s leadership team in further strengthening the Company’s core operations. Matt will continue to report to Jim Vandenberghe.
     Eric Rasmussen, Vice President of Financial Planning and Analysis, is promoted to Vice President of Corporate Development, where he will manage the Company’s worldwide corporate development and strategic planning initiatives. Eric will report to Dan Ninivaggi.
     “Given the very challenging and rapidly changing business environment we face, it is imperative that we have a streamlined and efficient organization structure in place to respond quickly and decisively,” said Rossiter. “I believe the changes we are announcing today, will best align our senior leaders and their respective teams to address the operating, strategic and financial challenges we face.”
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     Lear Corporation is one of the world’s largest suppliers of automotive interior systems and components. Lear provides complete automotive seating systems, electronic products and electrical distribution systems as well as interior trim components. With annual net sales of $17.1 billion in 2005, Lear ranks #127 among the Fortune 500. The Company’s world-class products are designed, engineered and manufactured by a diverse team of more than 110,000 employees in 34 countries. Lear’s headquarters are in Southfield, Michigan, and Lear is traded on the New York Stock Exchange under the symbol [LEA]. Further information about Lear is available on the Internet at http://www.lear.com.